Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC to Participate in Wells Fargo Pipeline, MLP and Energy Symposium

HOUSTON, December 2, 2010 — Niska Gas Storage Partners LLC (NYSE:NKA) today announced that it will be participating in the 9th Annual Wells Fargo Pipeline, MLP and Energy Symposium in New York, NY on December 7, 2010.

At the conference, David Pope, President and Chief Executive Officer, Simon Dupéré, Chief Operating Officer and Vance Powers, Investor Relations, will be presenting at 11:35 a.m., Eastern Standard Time (10:35 a.m. Central Standard Time). A webcast will be available on Niska’s website at www.niskapartners.com, and through the following link:

http://www.wsw.com/webcast/wa67/nka/

The webcast will be archived for 30 days, and a PDF version of the presentation will be posted on the Niska website the morning of December 7th, 2010.

Niska will also be meeting with institutional investors throughout the day at the Symposium.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in Northern California; and Salt Plains in Oklahoma. Niska also contracts for gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts for approximately 198.5 Bcf of gas storage capacity.

SOURCE: Niska Gas Storage Partners LLC

Niska Gas Storage Partners LLC

Investor Relations:  Vance Powers or Brandon Tran, 403-513-8600